Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B 17.38% CONVERTIBLE PREFERRED STOCK

OF

AMYRIS, INC.

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, John Melo and Nicole Kelsey, do hereby certify that:

1. They are the President and Secretary, respectively, of Amyris, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which 105,204 shares have been designated as the Company’s Series B 17.38% Convertible Preferred Stock (the “Series B Preferred Stock”). As of the date hereof, a total of 95,903.8756 shares of Series B Preferred Stock have been issued and there are 6,376.2787 shares of Series B Preferred Stock outstanding.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the designation, powers, preferences and relative, participating, optional or other rights, if any, of a series of preferred stock and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any such series;

WHEREAS, effective April 25, 2017, the Board of Directors fixed the rights, preferences, restrictions and other matters relating to the Series B Preferred Stock in a certificate of designation (the “Series B Certificate of Designation”), which certificate of designation was originally filed with the Secretary of State of Delaware on May 8, 2017; and

 WHEREAS, it is the desire of the Board of Directors to amend the Series B Certificate of Designation, as follows.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Series B Certificate of Designation, as follows:

AMENDMENT TO TERMS OF PREFERRED STOCK

1.	The definition of “Beneficial Ownership Limitation” in Section 1 of the Series B Certificate of Designation is hereby deleted in its entirety.

2.	Section 6(a)(ii) of the Series B Certificate of Designation is hereby amended to read in its entirety as follows:

“Automatic Conversion Upon Corporation’s Receipt of Stockholder Approval. If not previously converted at the option of the Holder in accordance with Section 6(a)(i) above, each share of Preferred Stock shall be automatically converted, without any further action by the Holder, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price, on the 90th day following the filing by the Corporation of a Current Report on Form 8-K with the Commission stating that the Corporation has received the Stockholder Approval and the corresponding amendment to the Corporation’s certificate of incorporation has been effected (the time and date of such filing being referred to as the “Mandatory Conversion Date” and either the Optional Conversion Date or the Mandatory Conversion Date being referred to herein as the “Conversion Date”). Upon the Mandatory Conversion Date, (i) the shares of Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Preferred Stock shall cease and terminate, excepting only any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.”

3.	Section 6(d) of the Series B Certificate of Designation is hereby amended to read in its entirety as follows:

“[Reserved].”

4.	Section 7(c) of the Series B Certificate of Designation is hereby amended to read in its entirety as follows:

“Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time subsequent to the applicable Original Issue Date the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock, but excluding any issuances under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Corporation (the “Purchase Rights”), then each Holder of Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.”

5.	Section 7(d) of the Series B Certificate of Designation is hereby amended to read in its entirety as follows:

“Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction, but excluding any dividend that results in adjustment to the Conversion Price pursuant to Section 7(a) above) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.”

***********

RESOLVED, FURTHER, that the president or any vice president, and the secretary or any assistant secretary, of the Corporation be, and they hereby are, authorized and directed to prepare, execute and file this Certificate of Amendment of the Certificate of Designation of Preferences, Rights and Limitations of Series B 17.38% Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 24th day of October, 2019.

/s/ John Melo	/s/ Nicole Kelsey
Name: John Melo	Name: Nicole Kelsey
Title: President and Chief Executive Officer	Title: General Counsel and Secretary